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Forward-Looking Statements
Additional Information and Where to Find It

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Subject Company: Ameritrade Holding Corporation
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Forward-Looking Statements
The document included herein contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements relating to anticipated financial and operating results, TD Bank Financial Group’s plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of TD Bank Financial Group’s management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the possibility that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the proposed transaction, the businesses of the companies suffer due to uncertainty; that TD Ameritrade is unable to transition customers, successfully execute its integration strategies, or achieve planned synergies; that the parties are unable to accurately forecast the anticipated financial results of TD Ameritrade following the transaction; that TD Ameritrade is unable to compete successfully in this highly competitive and rapidly changing marketplace; that TD Ameritrade is unable to retain employees that are key to the operations of the combined business; that TD Ameritrade is unable to identify and realize future consolidation and growth opportunities; the risk of new and changing regulation in the U.S. and Canada; acts of terrorism; and war or political instability. Additional factors that could cause TD Bank Financial Group’s results to differ materially from those described in the forward-looking statements can be found in TD Bank Financial Group’s Annual Report on Form 40-F for the fiscal year ended October 31, 2004, which was filed with the U.S. Securities and Exchange Commission on December 13, 2004 and is available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).
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In connection with the proposed transaction, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68124, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.
Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank , c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.

This filing consists of the following materials:
(1)	Transcript of the presentation made by David Livingston, Executive Vice President of the TD Bank Financial Group, on September 20, 2005 at the RBC Capital Markets Financial Institutions Conference and related Q&A session.

DISCLAIMER
THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE PRESENTATION MADE AT THE RBC CAPITAL MARKETS FINANCIAL INSTITUTIONS CONFERENCE ON SEPTEMBER 20, 2005, AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES THE TORONTO DOMINION BANK (“TD”) ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE CONFERENCE CALL ITSELF AND TD’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
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From time to time, TD makes written and oral forward-looking statements, including in this presentation, in other filings with Canadian regulators or the U.S. Securities and Exchange Commission (SEC), and in other communications. All such statements are made pursuant to the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements regarding TD’s objectives and targets and strategies to achieve them, the outlook for TD’s business lines, and TD’s anticipated financial performance. Forward-looking statements are typically identified by words such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “plan”, “may” and “could”. By their very nature, these statements require us to make assumptions and are subject to inherent risks and uncertainties, general and specific, which may cause actual results to differ materially from the expectations expressed in the forward-looking statements. Some of the factors that could cause such differences include: the credit, market, liquidity, interest rate, operational and other risks discussed in the management discussion and analysis section in other regulatory filings made in Canada and with the SEC, including TD’s 2004 Annual Report; general business and economic conditions in Canada, the United States and other countries in which TD conducts business, as well as the effect of changes in monetary policy in those jurisdictions and changes in the foreign exchange rates for the currencies of those jurisdictions; the degree of competition in the markets in which TD operates, both from established competitors and new entrants; legislative and regulatory developments; the accuracy and completeness of information the Bank receives on customers and counterparties; the timely development and introduction of new products and services in receptive markets; expanding existing distribution channels; developing new distribution channels and realizing increased revenue from these channels, including electronic commerce-based efforts; TD’s ability to execute its growth and acquisition strategies including those of its subsidiaries; changes in accounting policies and methods TD uses to report its financial condition, including uncertainties associated with critical accounting assumptions and estimates; the effect of applying future accounting changes; global capital market activity; consolidation in the Canadian financial services sector; TD’s ability to attract and retain key executives; reliance on third parties to provide components of TD’s business infrastructure; technological changes; change in tax laws; unexpected judicial or regulatory proceedings; continued negative impact of the United States litigation environment; unexpected changes in consumer spending and saving habits; the possible impact on TD’s businesses of international conflicts and terrorism; acts of God, such as earthquakes; the effects of disease or illness on local, national or international economies; the effects of disruptions to public infrastructure, such as transportation, communications, power or water supply; and management’s ability to anticipate and manage the risks associated with these factors and execute TD’s strategies. A substantial amount of TD’s business involves making loans or otherwise committing resources to specific companies, industries or countries. Unforeseen events affecting such borrowers, industries or countries could have a material adverse effect on TD’s financial results, businesses, financial condition or liquidity. The preceding list is not exhaustive of all possible factors. Other factors could also adversely affect TD’s results. All such factors should be considered carefully when making decisions with respect to TD, and undue reliance should not be placed on TD’s forward-looking statements. TD does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf.

CORPORATE PARTICIPANTS
     Joe Morford
     RBC Capital Markets — Moderator
     Bruce Helsel
     Wells Fargo and Company — Deputy Head, Corporate Development
     David Livingston
     Toronto-Dominion Bank — EVP, Corporate Development
     PRESENTATION
     Joe Morford - RBC Capital Markets — Moderator
( starts in progress )... to all of you to the RBC Capital Markets Financial Institutions Conference. We appreciate you all making the trek out here to the Vineyard, particularly those of you who have endured the hurricane for the past couple of years. I’m Joe Morford, the West Coast bank analyst on the research team. And one of my most important jobs for this year was actually to bring some of this California sunshine. And I hope I packed a big enough bag. We certainly had a full share yesterday and understand there could be some rain later today. But hopefully we keep you busy enough that you don’t notice and get it all cleared off before the dinner tonight and activities tomorrow.
First, just a couple housekeeping things. As you — hopefully, all of you have these blue schedules that will kind of keep you in line, tell you where you need to go. Where we’re going to be running two parallel tracks with half-hour presentations all day today and about a half day tomorrow. And generally, the presentations will be 20-25 minutes and so hopefully allow time for some Q&A. For those of you who one-on-one schedules, if you would go just check in with Jen (ph) and Moe (ph) in the back of the room here behind us to get your schedules. I understand there’s been a few changes here and there. But just to make sure you’re all set up for that.
And then, for those of you lucky enough to be here early, we are also starting off each day with panel discussions and tomorrow we are excited to have with us Dan Fisher (ph) from the Copper (ph) Group and Dan Buchanan from NetDeposit, a subsidiary of Zion to talk about the future of the U.S. payment system and some of the current opportunities and challenges there.
This morning we’re going to talk about M&A and to help us with that, we have two companies who really come at it from two different perspectives. First, we — Wells Fargo, and despite the rumor dejour, which wants — would like you to think otherwise, Wells Fargo has established itself as a very disciplined, yet opportunistic acquirer, one that is interested in businesses across the financial services landscape. And in part, due to, I think, high price expectations among sellers, Wells has been fairly quiet in the bank space the last couple of years. But certainly, at the same time, bought a number of insurance companies, asset managers, among many other businesses. So, it still has managed to keep quite active.
And with us today to represent Wells is Bruce Helsel, who is the deputy head of corporate development, has worked very closely for years with John Genaugh (ph), who many of you know. And also in the audience here we have Bob Strickland from investor relations at Wells.
And then, separately, from Canada, we’re honored to have with us David Livingston of Toronto-Dominion Bank, really the eyes and ears on the M&A side for TD. And after an extensive review, the U.S. market — you saw the big news about a year ago when TD announced the surprise acquisition of Banknorth Group here on the East Coast. Building off of that success, more recently, in July announced a deal to acquire Hudson United for about $1.9 billion. And David was also instrumental in orchestrating the deal earlier in June, I guess, between Ameritrade and TDWaterhouse. So, he’s been a business man, to say the least and no doubt there’s more to come. So, we’re excited for the presentations this morning and each will give about a 10-15 minute talk or so and then we’ll hopefully give plenty of time for Q&A.
So, with that Bruce, I’ll turn it over to you.
Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development
Is there a clicker? Great. Thanks. Good morning. It’s a pleasure to be here. I should warn you that I got in last night and it’s 4:30 California time now and I’m not a morning person, but I’ll do my best. I’m going to give a quick overview of our acquisition program of how and why we do deals. This program was originally developed by Norwest in 1986.

Before I begin I need to read this disclosure. Since this presentation discusses our expectations about the future, I’m obligated to tell you that a number of factors, many beyond our control, could cause actual results to differ from management’s current objectives and expectations. Some of these factors are described in our most recent 10-K filed with the SEC.
To start with where we were. In 1986, Norwest, before we had an acquisition program, was a small bank closing company with very little geographic or business find diversity. We had just come through a rough period for the company. From 1982-1986, Norwest had survived the headquarters being destroyed by fire, a Midwest ag crisis, letters from regulators, a mortgage company blowup and management being replaced by the board in 1985. At that time, Norwest Financial, our consumer finance business, headquartered in Iowa, carried the company. The numbers to remember and we’ll refer back to these later — our net income of 122 million, assets of about 21 billion, market cap of one billion, team members around 15,000 and a share price of $3.00 a share.
We have very little diversity. The largest contributor to our earnings was our consumer finance company, which was acquired in 1982. Our company — our community, excuse me, our community banking business was concentrated in slow growth, upper Midwest states, primarily rural communities. That’s where we came from. Our new chief operating officer, Dick Kovacevich, knew where he wanted us to go. His vision was based on the belief that narrow-based banking is separate, distinct while the industry was dead. The financial services industry, on the other hand, was and it the most — the world’s largest, most exciting, most dynamic and most fragmented industry.
Dick Kovacevich began to deliver this view in 1987 and he gave direction to our M&A program. His vision for the company was to satisfy all of our customers’ needs by becoming the premier provider of financial services in every one of our markets and businesses by serving our customers when, where and how they wanted to be served.
We define a premier financial services company as having consistent double-digit EPS and revenue growth. We knew, to achieve this goal, we needed to diversify our earnings and to move into higher growth markets and businesses. We did not start our acquisition program to get bigger. We wanted to get better, to deliver real shareholder value. We have two strategies — first, to fill in our existing businesses and to gain incremental market share. The key in community banking, we believe, is to be number one or close to the top. With our other businesses, we wanted to enhance profitability.
We also look at new high-growth geographies, channels and businesses to further diversify and complement our existing businesses and to become the premier financial services company. We have done acquisitions to be in a position to offer all financial services products to our customers, both consumer and businesses — one-stop shopping. Some products we manufacture and sell, others we just sell.
Every acquisition we have done since 1986 has had to meet the following criteria. It had to increase shareholder value. It had to fit with the company culture. It had to be accretive to shareholders by year three, using conservative financial assumptions and 100% stock financing. It had to earn at least 15% internal rate of return using realistic financial projections and had to meet Wells Fargo’s earnings goals. This is the same criteria we still use and we use it for every deal we look at.
A little bit about what we’ve done. Through our acquisition program, we have become a diversified financial services company with banks in seven of the 10 fastest growing states. Today we have over 80 businesses, many of them national. The corporate development department has completed over 300 deals since 1986 and we continue to look at acquisitions as a way to enhance and grow our businesses. Our priority is to fill in existing geography and businesses. We are not looking to enter new businesses, but to increase market share in the businesses we are in. There may be unique channels or niches to enter, but we have what we need to compete in the financial services industry today.
A quick reminder of where we started and then a comparison of where we are today. Today we are the fifth largest bank in the country and we have achieved record revenue and record profits in 2004. In 1986, we made $122 million net income. We make more than that each week now. Assets are close to 430 billion and the real test, share price, was $3.00 and now it’s over 60 — or about 60.
Our market cap exceeded — we have to update this, Shawn (ph). Our market cap exceeded 100 billion at year-end 2004, a level achieved by only 20 other U.S. companies in all industries. And the number of team members at Wells Fargo is up to around 150,000, up more than 130,000 from 1986. We are also the only AAA-rated bank in the country.
We’ve achieved our goal of diversification and this pie chart shows it. We are much more than the Midwest community bank that were when we started doing acquisitions. We now have over 80 businesses that we compete in — excuse me. We have every business and product that we need to achieve our vision. Some we manufacture and sell and some we have chosen only to sell.

More on the results. Our diversification has enabled us to grow EPS in revenue, not just for one, two or even five years, as many of our (ph) companies have done, but for the past 20 years. In fact, our annual compound growth over the last 20 years has averaged 13% in revenue and 14% in diluted EPS.
Our total annual compounded stockholders return has been 23% compared with 13% for the S&P 500. Our total annual stockholder return has been about 10 percentage points above the S&P 500 for each of the past five, 10, 15 and 20 years. We’ve found the current M&A environment — another question you’d like me to answer is who are we going to buy next? I can’t answer that.
But briefly, I’d like to talk about somewhat of what I’m seeing in the marketplace. As Joe said, prices remain fairly high and we have lived off our reputation as being a disciplined acquirer. We have not seen many opportunities that meet our criteria. So, we’ve had limited activity in the past. It could change and we hope it does change in the near future. But for now, given that, we are focusing on a de novo strategy in the community bank sector. We are seeing opportunities in the insurance world and in the asset management world.
And I’ll take questions from the panel. Thank you.
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development
     Well, that is some tough act to follow — $100 billion from $1 billion in the last 20 years. So, 20 years from now, let’s see, what would we have to deal with. I’m Dave Livingston. I’m the head of corporate development for TD Bank. And it’s a pleasure to be here this morning and thank you very much for the invitation. And I think that we’ve done some interesting things that I’ll talk to a bit about and talk to you even more generally than Bruce did about what we’re going to do next. And then, I’d be happy to take some questions.
The same as Bruce, I’ll just say ditto. We have forward-looking statements. You can read all this, maybe. I could go through it. You need to understand it and I need to abide by it. What I’m going to try and do is talk a little bit about our strategy and talk about when we think about our acquisition strategy, really, for us, it’s about redeploying excess capital. We have very much tried to reposition our company over the past couple of years so that we are prepared for acquisitions. And we think we’ve been successful at doing it.
If there’s a single message that you could take away from what I’m going to say about our acquisition strategy is that we are — we think we’re unique in that we’re quite a comfortable, flexible organization when it comes to doing acquisitions, both in terms of deal structure and management. And we have a — the senior executive team at TD today — the top team is probably 15 or 16 people — 50% of that team came from acquisitions. So, we are — we think we’re relatively unique among most companies and that most of the companies that we acquire, the top people end up staying with the company and staying in top executive positions with us. And the second is that, in terms of financing structure, I mean, we’re after the best companies, the best assets, and we’ll do what we need to do to be able to make them work. So, buying 100% of it is less important to us than getting the right thing at the right time.
Let me just give you a brief overview of the company. We have — it’s changed somewhat over the past few years. Ten years ago, we would have been 60% wholesale bank, 40% retail bank. And today, it’s put us roughly 80-20 — 80% retail, which is a combination for us of personal and commercial and wealth and 20% wholesale. We think that this diversification that we have done has created a good business mix and a relatively high PE mix that makes us an effective acquirer. So, we’ve set ourselves up well from what we have done and what we are going to do.
Our strategy — I mean, we continue to be focused on growth. We have a number of businesses where our market share is less than what we consider to be our optimum share. And so, we think that there are leveragable points within our existing organic companies that we can move forward with and create more capital. We are very focused on economic profit. We reward people inside the team, based on economic profit performance. We’ve got growth in economic profit. When we look at acquisitions, we look at it very much from a return in invested capital point of view. From a - it’s really the short and long-term general (ph) economic profit. And we have also changed the risk profile of the company considerably, brought it down, so that, in effect, we can take then take on acquisitions that increase our risk, but don’t increase the overall risk of the company.
In our — within our businesses today, personal and commercial, is largely a Canadian-based business with TD Canada Trust. It itself is the product of acquisitions, the biggest one being the — when TD acquired Canada Trust in the year 2000. We have — our share of branches, our share of business, generally, is in access of 20% and we have a number of businesses that don’t get there. And so, we have the opportunity to be able to continue to grow those businesses and create a bigger franchise.

We’ve made a number of acquisitions and take a long view on them. We have — an example would be - we bought — Canada Trust actually bought a small property and casualty company several years ago. It’s paying off for us now. So, it’s — we definitely take a long view that the — we need to have a balance between good organic growth in the businesses that we have and make effective acquisitions so that, over the long term, the shareholders get a benefit.
One of the things that, by virtue of the way we run the company, we’ve ended up with an organization that doesn’t compete for capital. So, we allocate capital, we think, well inside the businesses that we have because we take a very much an enterprise view in terms of comp and performance. It causes the team to be fairly cohesive, so we don’t end up having to fight among ourselves about who gets what capital of the business we’re able to run our businesses well and acquire and keep everybody on the same page.
So, the payoff for all this is that we have — we look at capital or capital availability as a function of our tangible com and equity ratio. And at the — in our dark days in the past few years, we had a tangible comp ratio of 5.1%. By October 31, ‘04, down to 9%. It will be 7.6% pro forma for closing Hudson United. The — I think that the, probably, the main thing to take off this slide is that we have, because of the way the businesses are set up, it — these ratios recover well. So, it - it’s a constantly regenerating capacity that we have to create capital.
So, when we think about our acquisition strategy then and think of it in the context of redeploying excess capital, we want to be balanced. We are looking for things, obviously, that produce good returns on investment, but we’re — but that’s — we take a long view on that. We want to be balanced in what we return to the shareholders and we do that largely through dividends. We’ll buy back stock, but we do that — we do that more as a one event as opposed to an ongoing program.
And the, probably, the keyword in all this is optionality. We like to be in a position where we have lots of choices for how we deploy our excess capital. We want to be able to put it into businesses that we own. We want to be able to put it into new businesses. And we want — the more choices that we have, then the more — and the more flexibility that we have, then the more we have an opportunity to take advantage of what’s going on in the marketplace.
When we look at Canada, there are small acquisitions that can be made, but the state of regulation makes, bank mergers in Canada, certainly right now an unlikely prospect. And so, we started to, as we looked and thought about how do we deploy excess capital, but we had to think outside of Canada. For a whole variety of reasons, it made sense to us that we would look to the U.S. It is a — it’s close to us. It’s involved with businesses that we think we know and understand. But we don’t carry that so far that we think that we know how to do it.
So, we went through, frankly, probably a two-year process of trying to figure out — so, just going into the U.S., what do you do? We didn’t want to just go in there and buy something that didn’t seem to make a lot of sense. And so, we did a fairly detailed study of every MSA in the U.S. against a whole bunch of criteria.
We ranked those MSAs from top to bottom, looked for where there were pockets of markets that we could go after. They, generally speaking, had a ring around the United States. And so, it didn’t take a lot of effort to be able to think that the Northeast was the place to be. And so, we concentrated our analytical efforts on what was in the Northeast and the payoff for that, ultimately, was Banknorth, which I will talk about in a minute.
In the case of Ameritrade, that was more we think that we have a unique business and we were looking to be part of the consolidation that went on and we were always prepared to do the right deal. So, we think that — we think the main point here is that we’re — we believe we’re well thought-out. We will — we’re going to be opportunistic, but we’re going to be opportunistic in the context of a plan that has some good analytics to it.
Banknorth is a — is really, when Ed Clark, the CEO of TD is talking, he’s really — he has three major criteria that he constantly puts in front of us. He’s looking for scale — what can you do? How can you go about getting scale and getting it as economically as possible? He’s looking for strong management and he’s looking for an organization that can follow on because we think that the worst mistake that we can make is to get into a business, into a market and then stop. You need to keep going. And clearly, Banknorth met all of those criteria, excellent management team, very experienced acquirers, good footprint, one that matched up well with the study that we did on attractive MSAs.
And we think the nature of the deal that we did has really — has worked well for them and worked well for us. It’s — they now have an opportunity, as acquirers, to be able to use their own cash. They can use their own shares. They can use our cash. They can use our shares. So, we have — and I think that the — if you look at Hudson United and think about how that deal was structured, it really is a payoff for the strategy that we had talked about and thought about when we bought Banknorth in the first place.

So, Hudson for us is very much just a straight execution of the strategy that we laid out. It is - we refer to it as doing what we’ll say we’ll do. We’re happy to get up and tell you what we’re thinking about and, in the end, everything should follow logically. So, you look at it and say, okay, yes, that makes sense.
The — Hudson expanded the footprint, but still in the — in the kind — in the markets that we wanted to be in. It absolutely leverages Banknorth’s management capabilities and execution capabilities. And our belief is that, if we just bring Hudson to the level that Banknorth is at in terms of any primary you want to name, whether it’s deposits for branch or bonds for branch or whatever. This deal will be spectacular.
So, it really gets down to the ability to execute well. We also think of it in straight financial terms that, whenever you’re — when we’re deploying capital, we get challenged a lot about why don’t we just buy back the stock. And if we are able to acquire at a multiple that we’re trading at or acquire it at a net multiple to what we’re trading at, risk aside, that’s an equivalent financial proposition and very much the way that we think about things.
Ameritrade was a little different in that it’s a — clearly, a less fragmented business than personal commercial banking. TDWaterhouse itself is the product of acquisitions. We started the business in Canada in the mid-80s. We bought into the business in the U.S. in the mid-90s. We bought two or three companies after we got Waterhouse going, so for us, it wasn’t — this is not a illogical thing to be doing because we’re thinking about how to get into business and keeping part of consolidation.
The main thing here was that we wanted the right deal. We wanted something where, similar to Banknorth where you get great management, you get a management team that’s used to doing acquisitions and you have scale. And clearly, we have all of those. And for us to have to give us something in terms of control or give up something in terms of government to be able to get that is worth it. So, we believe that we have the right balance of governance and financial opportunity to make this a — to make this a truly excellent deal.
So, if we look at — we haven’t quite achieved the kind of variance diversification that Wells Fargo has and that’s something that we will aspire to. But we think that we’ve changed it pretty considerably from what we were 10 years ago. And so, if we think — we look at our business pro forma, we will — we’ll be roughly half retail, personal and commercial in Canada, and roughly 18% will be wholesale and the balance will be a mixture of U.S. businesses and, over time, we expect that that will grow.
So, we think that there are things that differential us as company. There’s things that differentiate us as an acquirer. We have a — we have a relatively lower risk profile than some of our competitors, mostly because of our earnings mix. We think that we have — we have good organic growth opportunities just because we have market shares and key products that are less than what our brand share or optimum share. We can take advantage of that. We are very focused on using our capital in a way that will produce earnings. We are — medium and long-term focused in terms of returns to shareholders. And so, for us, we believe that getting earnings is more important than going for short-term share price.
We absolutely believe in execution. We think that the deals are interesting, but if you can’t execute them well, then so what? And — but we’re prepared to sacrifice something to get the right deal because we believe that we have the execution capability to be able to move it forward. And we truly believe we have the best platform in the U.S., relative to our competitors. And we think that we’re uniquely positioned to be a North American bank. It is unlikely — we believe that U.S. banks are going to want to come to Canada to compete. We think that we have a platform now to be able to go the other way. And so, the idea of being a North American bank based in Canada is one that we think has some likes.
A fifth lesson — additional information. You can read this at your leisure. And with that, I think Bruce and I would be happy to take questions.
Can we get a moderator? Thanks.
     QUESTION AND ANSWER
     Joe Morford - RBC Capital Markets — Moderator
     Thank you both very much. Any questions, initially, from the audience? Right in back there, George (ph)?
Unidentified Audience Member

(inaudible — microphone inaccessible)
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development
     That’s a question for David (inaudible).
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development
     We’re — to be honest, we’re relatively indifferent to it. The currency moves around, but the currency is almost exactly back to what it was when we bought Banknorth in the first place. And when we do the deals, we — in different currencies — in U.S. currency, we try and hedge it out, so it doesn’t matter. So, it doesn’t — it’s not something that moves us one way or the other.
     Joe Morford - RBC Capital Markets — Moderator
     Henry (ph)?
Unidentified Audience Member
(inaudible — microphone inaccessible)
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development
     Actually, compared to Banknorth’s.
Unidentified Audience Member
(inaudible — microphone inaccessible)
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development
     Yes, we do very much the same thing. Obviously, the mix — the geographic area, you try to compare it to a like branch and whatnot, but you always assume that you can do it as well. The best - the worst concern issue in this is that you assume you can do better. And we never do — we’re still looking to do better.
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development
     Yes, we’d be (inaudible). You don’t try and outperform, but it’s — there is a model and if you can get to the model, you based your financial on that.
     Joe Morford - RBC Capital Markets — Moderator
     Jim (ph)?
Unidentified Audience Member
(inaudible — microphone inaccessible)
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development

     Yes, I would say that the community banks — the banks are doing well and there’s no need for them to sell and that they continue to perform. Credit is performing very well. And that these multiples, they’re just waiting until they have to sell. There’s no need to sell. A lot of the activity we saw earlier on would have been Y2K concerns and whatnot and credit concerns increases the reasons that bank sell and we just aren’t seeing that now. So, it could change.
     Joe Morford - RBC Capital Markets — Moderator
     And, I guess, maybe following onto that, would you be expecting any kind of pickup in’06 or - and if so, what would be the callous (ph) of that?
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development
     Well, again, I think, I wouldn’t — I’m hoping, but I’m not so sure that it would be that soon. The credit is always out there and, again, I don’t see how credit can get much better in the cycle. Concerns about our flat yield curve could cause some problems in banks that aren’t well positioned.
Expenses — a lot of companies are going to have invest in new technology and whatnot as related to imaging and Checks 21 and whatnot. And so, things like that might drive bank to want to sell and monitorize the value that they have. And hopefully, at a lower price. Liquidity strives a lot and there’s a lot of banks who make a lot of money and there’s a lot of cash and a lot of capital to redeploy.
Unidentified Audience Member
(inaudible — microphone inaccessible)
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development
     It — at the current time, there is no strategy ifs (ph). Again, we have not — we bought two banks last year. But we’re constantly kicking tires and going out and looking and just, we haven’t found the right mixes. So, yes, lack of opportunity in the south, southern California, creates the need for a de novo strategy.
     Joe Morford - RBC Capital Markets — Moderator
     Maybe talk a little bit more about that, Bruce. We’re curious of your thoughts, too, David. Just in acquisition, what are some of the key factors you lack for pricing of a deal? Is it earnings secretion, tangible secretion or is it just market share improvement or talk about some of the things — how you approach a deal and if your same pricing is too expensive.
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development
     Well, again, the way we approach the deal is on an internal rate of return is the number one criteria. We look at it as, again, just as David mentioned, as use of capital. So, you can either buy back shares or you can leverage that equity up. And to leverage that equity up, you need to have a return greater than your shareholders require. So, we use an internal rate of return based on our cost of capital put a risk premium and it’s around 15% or higher right now. So, that’s number one.
We also, again, based on capital, we always look at incremental of shares that would be issued. We do do cash deals , but we always make sure that on the increment, the shares would be accretive. So, that’s the criteria of actually determining price. Now again, what goes into the earnings assumptions will be driven by the mix of the bank that we’re looking at and the geography and things like that.
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development
     In our case, we are very focused on return invested capital. We look at it over near-term and over five years. And so the — we have to believe that — we think most deals are going to be under our cost of capital in the first couple of years. But if we don’t believe that we can get to our cost of capital in five years, we won’t do it. And to get there in five years, in two ways, one is through just basic execution of the one you’re buying and getting out to this — to the kind of model branch or model business that you think you can achieve. And the second part would be knowing that there are follow-on opportunities where you can get synergies and leverage the overall rock (ph) in the deal by doing more.
     Joe Morford - RBC Capital Markets — Moderator
     Joe?
     Joe Morford - RBC Capital Markets — Moderator
     (inaudible — microphone inaccessible)
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development
     They’ve been very helpful. No, we haven’t done a lot of deals that have been of the size that require some board approval. We have a policy in place that — it’s certain sizes that needs board approval. And since, very — well, strong went to the board, but we have had very few deals go to the board. And again, it’s — the pricing has gone up and what we pay has gone up, but we’ve stayed at the same level of approval levels. So, I would say that, if anything, there would be more board approval as we go forward.
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development
     And we’ve had lots of board involvement and I’d say that we’re sure out there to get the best deal for the shareholders and, as they should be. So, they’re a positive, not a negative.
     Joe Morford - RBC Capital Markets — Moderator
     Tom (ph)?
Unidentified Audience Member
(inaudible — microphone inaccessible)
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development
     Well, our strategy in the card business is to attack our customer base first. We’ve had a lot of opportunity to sell cards into our current customer base and we’ve done a fairly good job of that. There’s still a lot of opportunity. We saw several years ago that we thought that the growth in that was slowing down and we just can’t make the model work.
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development
     And we’ve been saying these look like companies with pretty high multiples. Not obvious what the — what future growth is. We have a card business. So, we think we understand it, but it doesn’t give us, really, the diversification that we’re looking for. So, it looks like — it would look like a pretty good bet.
     Joe Morford - RBC Capital Markets — Moderator
     Maybe just if you kind of review your past acquisitions, you could share with us some of the mistakes you’ve learned along the ways and perhaps maybe what has been the biggest appointment and also, probably, the biggest positive surprise.
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development

     Well, I’ll let the 300 guy go first. Good luck.
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development
     Yes, we’ve made a few mistakes among the 300. I will say that. We — out of the 300 deals, actually, 50 of them were sales and so there have been a few businesses that we sold that, actually, somebody acquired and then sold, too. So, obviously, those were considered successes. I think there’s a combination of things. One of the things that drives a lot of this — and I don’t know if Dave will admit it, but I think some of it’s luck involved.
And sometimes we buy — we bought a bank in Colorado and when we pushed into Colorado — United Banks of Colorado — the markets in Colorado turned almost immediately. And so, all our pessimistic assumptions or all our assumptions became very pessimistic. And that was just a huge homerun just because the economy of Colorado took off. Likewise, there’s some parts of the Midwest, the deal that we’ve done, where the market hasn’t done as well. And those deals have been somewhat of a struggle.
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development
     I tell you that — the mistakes that we’ve made are where we jumped onto a — jumped onto a wave and just hit it at the wrong time. And I can think of a couple we had — we had some discount brokerage businesses outside of North America that didn’t do so well for us. And we bought an options business in the U.S. that didn’t do so well for us. And so, I think, for us, it’s having a strategy, sticking to the strategy, you have to constantly refresh it. But to be a disciplined - have a good plan and execute the plan and not get swayed by what’s going on around you or what others are doing. And where we’ve done that we’ve been pretty happy. And where we haven’t, that’s where we tend to make mistakes.
     Joe Morford - RBC Capital Markets — Moderator
     We have time for, probably, a couple more.
Yes?
Unidentified Audience Member
(inaudible — microphone inaccessible)
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development
     Absolutely. It’s a build or buy sort of comparison. And so, we compare them both.
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development
     That would be the bank (inaudible) that asked that question.
     Joe Morford - RBC Capital Markets — Moderator
     Good one. Shavar (ph)?
Unidentified Audience Member
(inaudible — microphone inaccessible)
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development

     Again, it depends on what the expenses of the acquired bank is, but again, we use a rule of thumb. I wouldn’t say we use it, but a rule of thumb would be 40% of (ph) the end market. That’s sort of what a typical fixed cost structure might be of a typical community bank. Obviously, out of market, it would be much less and again, depending on size and what there’s sort of — the amount of infrastructure we’d need to keep would drive a lot of that, but have it, roughly, if you’re looking for numbers.
     Joe Morford - RBC Capital Markets — Moderator
     You’re not going to answer that?
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development
     Well, that would be higher than — and I’ll speak more for Bill Ryan (ph), who’s done more of this than we have. But when we’re looking at it, he started to — his hands start to shake when he gets above 25-30% and but, so I think that I would say that the gap is narrower. We’d probably be about the same place out of market, but in market, not quite so high.
     Joe Morford - RBC Capital Markets — Moderator
     Joe, do you ...
     Joe Morford - RBC Capital Markets — Moderator
     (inaudible — microphone inaccessible)
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development
     So, the answer is — the second one would probably be bigger. And I don’t — I don’t — I think success for us is just we keep improving the return on invested capital. I don’t think anybody is going to come along and buy us. So, we just need to keep doing things to keep getting synergies and keep improving the root (ph) from the base that we have. And as long as we keep doing that, then we think that we’re being successful.
And so, as Bruce says, as long as we can stay disciplined and buy at the right price, then we just keep going. But we believe we need to keep going. That we think that the — it wouldn’t be a good idea to stop. We won’t do something dumb. But we’ll keep at it. And we’ll get as big as that takes us. So, we don’t go into it thinking that we have to get to a certain number. We don’t go into it to get bigger. We go into it to create more and more economic profit.
     Joe Morford - RBC Capital Markets — Moderator
     Maybe lastly, kind of besides your own deals and what would you hold as — you see as, from the smartest deals that have been done over the past five to seven years or something like that.
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development
     I like to give the competition too much credit.
     David Livingston - Toronto-Dominion Bank — EVP, Corporate Development
     Our deals.
     Bruce Helsel - Wells Fargo and Company — Deputy Head, Corporate Development

     Yes, our deals.
     Joe Morford - RBC Capital Markets — Moderator
     Any other questions from the audience at all? Okay. Well, thank you both very much.
ADDITIONAL INFORMATION ABOUT THE AMERITRADE TRANSACTION
In connection with the proposed transaction with Ameritrade, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the SEC. Ameritrade stockholders are urged to read the proxy statement filed by Ameritrade regarding the proposed transaction with TD Waterhouse when it becomes available because it will contain important information. Ameritrade stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Ameritrade and The Toronto-Dominion Bank, without charge, at the SEC’s Internet site (http://www.sec.gov). Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Ameritrade Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68124, or by Telephone: 800-237-8692.
Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank , c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.
ADDITIONAL INFORMATION ABOUT THE HUDSON UNITED TRANSACTION
This presentation may be deemed to be solicitation material in respect of the proposed merger of TD Banknorth and Hudson United. In connection with the proposed transaction, a registration statement on Form S-4 has been filed with the SEC. Shareholders of TD Banknorth and shareholders of Hudson United are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the joint proxy statement/prospectus that is part of the registration statement, because they contain important information about the proposed merger. The final joint proxy statement/prospectus will be mailed to shareholders of TD Banknorth and shareholders of Hudson United. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from TD Banknorth, Two Portland Square, P.O. Box 9540, Portland, Maine 04112-9540, Attention: Investor Relations, or from Hudson United, 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, Attention: Investor Relations. TD Banknorth, Hudson United and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on April 20, 2005, and information regarding Hudson United’s directors and executive officers is available in Hudson United’s proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on March 23, 2005. Additional information regarding the interests of such potential participants is included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC.